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                                                                    EXHIBIT 2(g)

The following individuals, all of whom are nonemployee directors of First Michigan Bank Corporation, have entered into a Surrender and Cancellation of Nonemployee Director Stock Option Agreement substantially identical to Exhibit 2(f) to this Registration Statement.



Name
----

Roger A. Anderson
Ronald J. Bieke
James H. Bloem
David M. Cassard
Doyle A. Hayes
Robert J. Kapenga
Meriam B. Leeke
Donald W. Maine
Jack H. Miller
John W. Spoelhof